Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Cano Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Equity	Class A Common Stock, $0.0001 par value per share	457(c)	29,483,101 shares	$1.23	$36,264,214.23	$0.00011020	$3,996.32

Total Offering Amounts					$36,264,214.23		3,996.32

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$3,996.32

(1)

Consists of 29,483,101 outstanding shares of the registrant’s Class A common stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Class A common stock on March 14, 2023 as reported on The New York Stock Exchange.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.